Dresser-Rand Reports Second Quarter 2012 Diluted EPS of $0.45

Second Quarter Bookings Increased 22% Compared to Prior Year

Expecting Record Operating Income, Bookings and Year Ending Backlog in 2012

HOUSTON, Aug. 2, 2012 /PRNewswire/ --

Results Summary (dollars in millions, except per share data):
	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011*	2012	2011*
Total revenues	$635.8	$588.9	$1,297.6	$943.1
Income from operations	$72.6	$38.7	$124.3	$57.9
Interest expense, net	($15.9)	($16.0)	($32.2)	($31.0)
Early redemption premium on debt	$0.0	($1.9)	$0.0	($10.1)
Other (expense) income, net	($0.5)	($1.8)	($0.4)	$1.8
Income before income taxes	$56.2	$19.0	$91.7	$18.6
Net income attributable to Dresser-Rand	$34.0	$11.2	$57.6	$11.6
Diluted EPS	$0.45	$0.14	$0.76	$0.15
Shares used to compute EPS (000)	76,100	78,570	76,078	79,404
Other information:
Total bookings	$737.2	$603.8	$1,564.2	$1,126.1
Total backlog	$2,797.3	$2,245.7	$2,797.3	$2,245.7
* Certain 2011 amounts have been modified as required by US GAAP to reflect adjustments to Grupo Guascor's opening balance sheet

Dresser-Rand Group Inc. ("Dresser-Rand" or the "Company") (NYSE: DRC), a global supplier of rotating equipment and aftermarket parts and services, reported net income attributable to Dresser-Rand of $34.0 million, or $0.45 per diluted share, for the second quarter 2012, compared with net income attributable to Dresser-Rand of $11.2 million, or $0.14 per diluted share, for the second quarter 2011. Second quarter 2011 results included a number of pre-tax charges totaling approximately $21.9 million ($0.16 per diluted share after-tax) related to the previously disclosed flood at the Company's Wellsville, New York facility ($10.8 million or $0.08 per share), non-recurring Grupo Guascor integration and transaction-related expenses ($7.9 million or $0.06 per share), and accelerated amortization of deferred financing fees and a prepayment premium associated with redemption of the Company's previously outstanding Senior Secured Notes ($3.2 million or $0.02 per share).

Vincent R. Volpe Jr., President and Chief Executive Officer of Dresser-Rand, said, "We are pleased with our second quarter 2012 bookings and financial results. Income from operations of $73 million was up 88% from last year's second quarter and was above the midpoint of our guidance range despite the headwind from the stronger U.S. dollar. Bookings of approximately $346 million and $392 million for new units and aftermarket parts and services, respectively, were strong and add to the solid level of bookings in the first quarter, in line with our expectations to achieve record full year bookings.

"As previously guided, we have also started to see improved operating margins in the second quarter and expect this to continue with the increase in volume over the balance of the year. Against the backdrop of improving margins, however, it should be noted that the relative strengthening of the U.S. Dollar, based on current exchange rates, is expected to have an overall adverse translational effect on full year operating income of approximately $15 million compared to the exchange rates at the time of our first quarter 2012 earnings release. Despite the stronger U.S. dollar, we continue to expect operating income to fall within the previous full year guidance range of $360 to $420 million, albeit lower within that range.

"With oil prices at present levels, we believe investment in energy infrastructure projects will continue. We have a line of sight to a number of potential major orders throughout the energy value chain. As such, we are reiterating bookings guidance for new units and aftermarket parts and services of $1.7 to $1.9 billion and $1.4 to $1.6 billion, respectively.

"Our backlog at the end of the quarter was at a record level of approximately $2.8 billion, which was 25% higher than the year ago level. Our new units backlog of $2.2 billion was up approximately 22% and gives us a good start on 2013 new unit revenues with approximately $1,060 million of the new unit backlog scheduled to ship in 2013."

Bookings of $737.2 million for the second quarter 2012 were 22% higher than the $603.8 million for the second quarter 2011.

Revenues for the second quarter 2012 of $635.8 million were $46.9 million or 8% higher than the second quarter 2011, despite the adverse translation impact of the stronger U.S. dollar. This increase was partially the result of an estimated $20.7 million of second quarter 2011 revenues deferred to future periods as a result of the flood at the Company's Wellsville facility. Revenues in the second quarter 2012 would have been approximately $40 million higher had there not been a change in exchange rates as compared to the corresponding period in 2011.

Total operating income for the second quarter 2012 was $72.6 million, compared to operating income of $38.7 million for the second quarter 2011. As a percentage of revenues, operating income for the second quarter 2012 was 11.4%, compared to 6.6% for the corresponding period in 2011. Second quarter 2012 operating income and margins increased compared with the corresponding period in 2011 due to higher revenues and the fact that last year's results were adversely impacted by the flood at the Wellsville facility and the non-recurring acquisition and integration costs related to the Guascor acquisition, which reduced second quarter 2011 operating margin by approximately 290 basis points. Operating income in the second quarter 2012 would have been approximately $7 million higher had there not been a change in exchange rates as compared to the corresponding period in 2011.

The effective tax rate for the second quarter 2012 was approximately 37.7%, which was higher than the statutory rate, principally due to losses in certain jurisdictions where the Company cannot currently record a tax benefit. The impact of this higher tax rate compared to 33%, which is the midpoint of the Company's previously provided full year guidance, is approximately $0.04 per share. The Company continues to believe its full year effective tax rate will be between 32 to 34%.

Net income attributable to Dresser-Rand was $34.0 million, or $0.45 per diluted share, for the second quarter 2012, compared to net income attributable to Dresser-Rand of $11.2 million, or $0.14 per diluted share, for the second quarter 2011. Net income for the second quarter 2011 includes the previously mentioned non-recurring costs of approximately $21.9 million pre-tax, which decreased earnings per diluted share by $0.16 after-tax.

New Units Segment

New unit bookings of $345.7 million for the second quarter 2012 were 22% higher than bookings of $282.7 million for the corresponding period in 2011. The backlog at June 30, 2012, of $2,194.3 million was 22% higher than the $1,792.1 million backlog at June 30, 2011.

New unit revenues were $287.3 million for the second quarter 2012 compared to $301.4 million for second quarter 2011, a decrease of $14.1 million or 4.7%. The decrease in second quarter 2012 revenues compared to the corresponding period in 2011 reflects the variability in the timing and the size of very large orders in the new units segment. In addition, the flood at the Wellsville facility in May 2011 resulted in the deferral of an estimated $13.9 million of new unit revenues to subsequent periods in 2011. New unit revenues in the second quarter 2012 would have been approximately $19 million higher had there not been a change in exchange rates as compared to the corresponding period in 2011.

New units operating income was $27.3 million for the second quarter 2012, compared to operating income of $22.4 million for the second quarter 2011. This segment's operating margin was 9.5% for the second quarter 2012, compared to 7.4% for the second quarter 2011. The increase in operating margin was due to the fact that last year's results were adversely impacted by the flood at the Wellsville facility and by a lower allocation of overhead cost to the segment resulting from the lower percentage of new unit revenues to total revenues in the current period.

Aftermarket Parts and Services Segment

Aftermarket bookings of $391.5 million for the second quarter 2012 were 22% higher than bookings of $321.1 million for the corresponding period in 2011. The increase in aftermarket bookings reflects the continuing recovery in most geographic segments, especially in the Middle East and Latin America. The backlog at June 30, 2012, of $603.0 million was 33% higher than the $453.6 million backlog at June 30, 2011.

Aftermarket parts and services revenues were $348.5 million for the second quarter 2012, compared to $287.5 million for the second quarter 2011, an increase of $61.0 million or 21%. The increase in aftermarket revenues reflects the continuing recovery in most geographic segments. In addition, the flood at the Wellsville facility resulted in the deferral of an estimated $6.8 million of aftermarket revenues to subsequent periods in 2011. Aftermarket revenues in the second quarter 2012 would have been approximately $21 million higher had there not been a change in exchange rates as compared to the corresponding period in 2011.

Aftermarket operating income was $69.9 million for the second quarter 2012, compared to $46.5 million for the second quarter 2011. This segment's operating margin was 20.1% for the second quarter 2012, compared to 16.2% for the second quarter 2011. This increase was the result of the adverse impact on 2011 results of the flood at the Wellsville facility and the benefits of operating leverage on higher volume. These impacts were partially offset by the higher allocation of overhead cost to this segment resulting from the higher percentage of aftermarket revenues to total revenues in the current period.

Liquidity and Capital Resources

As of June 30, 2012, the Company had cash and cash equivalents of $134.8 million and the ability to borrow $263.6 million under the $763.3 million revolving portion of its Senior Secured Credit Facility, as $208.5 million was used for outstanding letters of credit and $291.2 million of borrowings was outstanding. In addition to these letters of credit, $119.6 million of letters of credit and bank guarantees were outstanding at June 30, 2012, which were issued by banks offering uncommitted lines of credit.

In the first six months of 2012, cash used in operating activities was $1.5 million compared with $20.4 million for the corresponding period in 2011. In the first six months of 2012, net cash used in investing activities was $77.3 million compared with $308.0 million for the corresponding period in 2011. Cash used in investing activities in the first six months of 2012 includes $48.8 million related to the acquisition of Synchrony, Inc. (net of cash acquired) and $6.0 million related to an additional capital investment in the noncontrolling interest of Echogen Power Systems, LLC. Cash used in investing activities in the first six months of 2011 includes $283.5 million related to the acquisition of Guascor (net of cash acquired), which closed on May 4, 2011. Cash provided by financing activities was $88.9 million in the first six months of 2012, compared to cash used in financing activities of $1.4 million in the first six months of 2011. As of June 30, 2012, net debt was approximately $945.6 million.

Outlook

The Company expects its full year operating income to fall within its previous guidance of $360 to $420 million, albeit lower in the range as a result of the adverse translation impact of the stronger U.S. Dollar. The Company reiterates its guidance for 2012 new unit bookings of $1.7 to $1.9 billion, aftermarket bookings of $1.4 to $1.6 billion, new unit segment margins in low double digits and aftermarket segment margins in the range of 22 to 24 percent. The Company expects its full year 2012 interest expense to be in the range of $60 to $65 million and its effective tax rate to be approximately 32 to 34 percent.

The Company expects third quarter 2012 operating income to be in the range of $80 to $100 million.

Conference Call

The Company will discuss its second quarter 2012 results at its conference call on August 3, 2012, at 9:00 a.m. Eastern Time. You may access the live webcast presentation at www.dresser-rand.com. Participants may also join the conference call by dialing (877) 868-1831 in the U.S. and (914) 495-8595 from outside the U.S. five to ten minutes prior to the scheduled start time.

A replay of the webcast will be available from 12:00 noon Eastern Time on August 3, 2012, through 11:59 p.m. Eastern Time on August 10, 2012. You may access the webcast replay at www.dresser-rand.com. The replay of the conference can be accessed by dialing (800) 585-8367 in the U.S. and (404) 537-3406 from outside the U.S. The replay pass code is 14434847.

About Dresser-Rand

Dresser-Rand is among the largest suppliers of rotating equipment solutions to the worldwide oil, gas, petrochemical, and process industries. The Company operates manufacturing facilities in the United States, France, United Kingdom, Spain, Germany, Norway, and India, and maintains a network of 49 service and support centers (including 6 engineering and R&D centers) covering more than 150 countries.

This news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, the Company's plans, objectives, goals, strategies, future events, future bookings, revenues, or performance, capital expenditures, financing needs, plans, or intentions relating to acquisitions, business trends, executive compensation, and other information that is not historical information. The words "anticipates," "believes," "expects," "intends," "appears," "outlook," and similar expressions identify such forward-looking statements. Although the company believes that such statements are based on reasonable assumptions, these forward-looking statements are subject to numerous factors, risks, and uncertainties that could cause actual outcomes and results to be materially different from those projected. These factors, risks, and uncertainties include, among others, the following: economic or industry downturns; the variability of bookings due to volatile market conditions, subjectivity clients exercise in placing orders, and timing of large orders; volatility and disruption of the credit markets; its inability to generate cash and access capital on reasonable terms and conditions; its inability to implement its business strategy to increase aftermarket parts and services revenue; its ability to comply with local content requirements; delivery delays by certain third party suppliers of large equipment; its ability to implement potential tax strategies; competition in its markets; failure to complete or achieve the expected benefits from any future acquisitions; economic, political, currency and other risks associated with international sales and operations; fluctuations in currencies and volatility in exchange rates; loss of senior management; environmental compliance costs and liabilities; failure to maintain safety performance acceptable to its clients; failure to negotiate new collective bargaining agreements; unexpected product claims and regulations; infringement on its intellectual property or infringement on others' intellectual property; its pension expenses and funding requirements; difficulty in implementing an information management system; and the Company's brand name may be confused with others. These and other risks are discussed in detail in the Company's filings with the Securities and Exchange Commission at www.sec.gov. Actual results, performance, or achievements could differ materially from those expressed in, or implied by, the forward-looking statements. The Company can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them does, what impact they will have on results of operations and financial condition. The company undertakes no obligation to update or revise forward-looking statements, which may be made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events, except as required by applicable law. For information about Dresser-Rand, go to its website at www.dresser-rand.com.

DRC-FIN

DRESSER-RAND GROUP INC.
CONSOLIDATED STATEMENT OF INCOME

	Three months ended June 30,			Six months ended June 30,
			(Unaudited)
	2012	2011		2012	2011
	($ in millions, except per share amounts)

Net sales of products	$ 427.4	$ 424.9		$ 922.1	$ 678.3
Net sales of services	208.4	164.0		375.5	264.8
Total revenues	635.8	588.9		1,297.6	943.1
Cost of products sold	314.5	321.3		709.7	499.5
Cost of services sold	153.5	121.6		275.2	197.0
Total cost of sales	468.0	442.9		984.9	696.5
Gross profit	167.8	146.0		312.7	246.6
Selling and administrative expenses	88.5	99.6		177.2	176.6
Research and development expenses	6.7	7.7		11.2	12.1
Income from operations	72.6	38.7		124.3	57.9
Interest expense, net	(15.9)	(16.0)		(32.2)	(31.0)
Early redemption premium on debt	-	(1.9)		-	(10.1)
Other (expense) income , net	(0.5)	(1.8)		(0.4)	1.8
Income before income taxes	56.2	19.0		91.7	18.6
Provision for income taxes	21.2	7.3		32.4	8.5
Net income	35.0	11.7		59.3	10.1
Net (income) loss attributable to noncontrolling interest	(1.0)	(0.5)		(1.7)	1.5
Net income attributable to Dresser-Rand	$ 34.0	$ 11.2		$ 57.6	$ 11.6
Net income per share
Basic	$ 0.45	$ 0.14		$ 0.76	$ 0.15
Diluted	$ 0.45	$ 0.14		$ 0.76	$ 0.15
Weighted average shares outstanding - (in thousands)
Basic	75,528	77,825		75,411	78,634
Diluted	76,100	78,570		76,078	79,404

DRESSER-RAND GROUP INC.
CONSOLIDATED SEGMENT DATA
($ in millions)

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
	(Unaudited)
Revenues
New units	$ 287.3	$ 301.4	$ 655.1	$ 446.3
Aftermarket parts and services	348.5	287.5	642.5	496.8
Total revenues	$ 635.8	$ 588.9	$ 1,297.6	$ 943.1
Gross profit
New units	$ 49.6	$ 53.2	$ 96.5	$ 84.8
Aftermarket parts and services	118.2	92.8	216.2	161.8
Total gross profit	$ 167.8	$ 146.0	$ 312.7	$ 246.6
Income from operations
New units	$ 27.3	$ 22.4	$ 47.5	$ 35.8
Aftermarket parts and services	69.9	46.5	123.2	75.4
Unallocated	(24.6)	(30.2)	(46.4)	(53.3)
Total income from operations	$ 72.6	$ 38.7	$ 124.3	$ 57.9
Bookings
New units	$ 345.7	$ 282.7	$ 787.9	$ 542.2
Aftermarket parts and services	391.5	321.1	776.3	583.9
Total bookings	$ 737.2	$ 603.8	$ 1,564.2	$ 1,126.1
Backlog - ending
New units	$ 2,194.3	$ 1,792.1	$ 2,194.3	$ 1,792.1
Aftermarket parts and services	603.0	453.6	603.0	453.6
Total backlog	$ 2,797.3	$ 2,245.7	$ 2,797.3	$ 2,245.7

DRESSER-RAND GROUP INC.
CONSOLIDATED BALANCE SHEET
($ in millions)

	June 30,	December 31,
	2012	2011
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$ 134.8	$ 128.2
Restricted cash	26.8	29.5
Accounts receivable, less allowance for losses of $7.7 at 2012 and $9.3 at 2011	408.9	477.5
Inventories, net	472.5	407.7
Prepaid expenses and other	76.1	67.1
Deferred income taxes, net	43.3	40.3
Total current assets	1,162.4	1,150.3
Property, plant and equipment, net	445.1	456.0
Goodwill	880.0	869.8
Intangible assets, net	512.3	508.0
Deferred income taxes	18.0	11.1
Intangible assets, net	70.2	68.5
Total assets	$ 3,088.0	$ 3,063.7

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and accruals	$ 511.3	$ 600.7
Customer advance payments	261.3	272.2
Accrued income taxes payable	17.4	20.1
Current portion of long-term debt	48.3	39.3
Total current liabilities	838.3	932.3
Deferred income taxes	50.5	45.2
Postemployment and other employee benefit liabilities	124.7	135.9
Long-term debt	1,058.9	990.4
Other noncurrent liabilities	84.9	86.9
Total liabilities	2,157.3	2,190.7
Stockholders' equity
Common stock, $0.01 par value, 250,000,000 shares authorized;
and 75,647,348 and 75,363,784 shares issued and outstanding at
June 30, 2012, and December 31, 2011, respectively	0.8	0.8
Additional paid-in capital	121.1	105.3
Retained earnings	963.1	905.5
Accumulated other comprehensive loss	(155.9)	(138.8)
Total Dresser-Rand stockholders' equity	929.1	872.8
Noncontrolling interest	1.6	0.2
Total stockholders' equity	930.7	873.0
Total liabilities and stockholders' equity	$ 3,088.0	$ 3,063.7

DRESSER-RAND GROUP INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
($ in millions)

	Six months ended June 30,
	2012	2011
	(Unaudited)
Cash flows from operating activities
Net income	$ 59.3	$ 10.1
Adjustments to reconcile net income to net cash used in operating activities
Depreciation and amortization	42.8	36.2
Deferred income taxes	3.8	1.9
Stock-based compensation	10.2	4.9
Excess tax benefits from stock-based compensation	(3.8)	(3.6)
Amortization of debt financing costs	1.9	9.9
Provision for losses on inventory	0.5	0.4
Loss on sale of property, plant and equipment	0.3	0.2
Net loss (income) from equity investments	1.5	(0.4)
Working capital and other, net of acquisitions
Accounts receivable	67.3	32.8
Inventories	(67.1)	(35.8)
Accounts payable and accruals	(87.5)	(47.9)
Customer advances	(9.9)	14.2
Other	(20.8)	(43.3)
Net cash used in operating activities	(1.5)	(20.4)
Cash flows from investing activities
Capital expenditures	(25.4)	(23.0)
Proceeds from sales of property, plant and equipment	0.8	0.2
Acquisitions, net of cash acquired	(48.8)	(283.5)
Other investments	(6.2)	(5.0)
Decrease in restricted cash balances	2.3	3.3
Net cash used in investing activities	(77.3)	(308.0)
Cash flows from financing activities
Proceeds from exercise of stock options	2.0	2.8
Proceeds from borrowings	253.2	1,078.7
Excess tax benefits from stock-based compensation	3.8	3.6
Repurchase of common stock	-	(355.0)
Payments for debt financing costs	-	(16.4)
Repayments of borrowings	(170.1)	(715.1)
Net cash provided by (used in) financing activities	88.9	(1.4)
Effect of exchange rate changes on cash and cash equivalents	(3.5)	14.8
Net increase (decrease) in cash and cash equivalents	6.6	(315.0)
Cash and cash equivalents, beginning of the period	128.2	420.8
Cash and cash equivalents, end of period	$ 134.8	$ 105.8

DRESSER-RAND GROUP INC.
Reconciliation of GAAP to Non-GAAP Financial Information
(Unaudited)
Net Debt:

	June 30,	December 31,
	2012	2011
	(Unaudited; $ in millions)
Components of net debt
Cash, cash equivalents and restricted cash	$ 161.6	$ 157.7
Current portion of long-term debt	(48.3)	(39.3)
Long-term debt	(1,058.9)	(990.4)
Net debt	$ (945.6)	$ (872.0)

Net debt is defined as total debt minus cash and cash equivalents.  The Company's management views net debt, a non-GAAP financial measure, to be a useful measure of a company's ability to reduce debt, add to cash balances, pay dividends, repurchase stock, and fund investing and financing activities.

CONTACT: Investors, Blaise Derrico, Vice President, Investor Relations, +1-713-973-5497